Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Submits 510(k) Application to FDA for the Use of CORTOSS®

Bone Augmentation Material in Vertebral Augmentation

For Immediate Release

January 15, 2008

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Tuesday, January 15, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, announced today that it has submitted a 510(k) filing to the U.S. Food and Drug Administration for the use of its CORTOSS Bone Augmentation Material in vertebral augmentation. This filing is based on data collected in three U.S. clinical investigations conducted under FDA Investigational Device Exemptions (IDEs) and several European studies, and is intended to demonstrate that the performance of CORTOSS is substantially equivalent to polymethylmethacrylate (PMMA) bone cement. The extensive clinical study of CORTOSS demonstrates that the same degree of clinical improvement in pain and function is achieved with approximately 40% less material than PMMA when augmenting the vertebral body. CORTOSS also provides other benefits, including consistent handling characteristics and viscosity.

The CORTOSS 510(k) filing includes data on 469 vertebral compression fracture patients treated with CORTOSS and 94 patients treated with PMMA with follow up ranging from 11 months to over 3 years. This data includes results from Orthovita’s pivotal, prospective, randomized clinical study conducted under an FDA IDE. In the pivotal study, a total of 162 patients were treated with CORTOSS and 94 patients were treated with PMMA. Two-year follow up for all 256 of the pivotal study patients will be completed in February 2009.

“The 510(k) filing is a key step toward the introduction of CORTOSS to the U.S. market as an alternative to PMMA bone cement for the treatment of vertebral compression fractures. To the Company’s knowledge, the CORTOSS 510(k) filing contains the largest prospective, randomized, controlled clinical dataset ever assembled in the treatment of vertebral compression fractures. We would like to express our gratitude to all our investigators and their personnel for their hard work and invaluable contributions that helped us achieve this milestone,” said Antony Koblish, President and Chief Executive Officer of Orthovita.

FDA clearance of CORTOSS would permit Orthovita to market and sell the material in the United States. CORTOSS has CE Certification for use in the European Union for screw augmentation and for vertebral augmentation. This enables CORTOSS to be sold in the European Union as well as in other countries that have adopted the European Union’s regulatory standards.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize novel synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other companies in biomaterials.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. These risks and uncertainties include the risk that the FDA will require the CORTOSS 510(k) application to contain two-year follow up data for a greater percentage of the patients in the pivotal study than that which is reflected in the application as originally filed with the FDA or for all of the patients in the pivotal study. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.